Date: For Release: Contact(s):	December 21, 2006 Upon receipt Media	Investors

	Joshua King 860-547-2293 joshua.king@thehartford.com	Kim Johnson 860-547-6781 kimberly.johnson@thehartford.com

The Hartford Elects CEO of Tenet Healthcare, Trevor Fetter, to its Board of Directors

HARTFORD, Conn. – The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest financial services and insurance companies, announced today that its Board of Directors has elected Trevor Fetter, president and chief executive officer of Tenet Healthcare Corporation, as a director of the company, effective January 1, 2007. With Fetter’s election, The Hartford’s board membership stands at 12.

An executive whose early career spanned investment banking and the entertainment industry, Fetter, 46, has served as Tenet’s CEO since 2003. He originally joined Tenet in 1995, serving as executive vice president and then chief financial officer and chief corporate officer in the Office of the President. Fetter left Tenet in February 2000 to serve as chairman and CEO of Broadlane, Inc., a leading provider of cost management services to hospitals that was founded by Tenet and several other major health care providers. Fetter returned to Tenet in November 2002 as president and was appointed as acting CEO in May 2003, a position which was made permanent in September of that year.

“The Hartford will benefit greatly having Trevor on our board. His deep and varied background in finance, operations and executive leadership includes the challenging turnaround of Tenet and the cultural transformation of that company,” said Ramani Ayer, chairman and chief executive officer of The Hartford. “His experience in helping organizations grow, evolve and work through change, combined with a relentless emphasis on quality and service, will make him an invaluable member of the company’s board.”

Fetter holds a master’s degree in business administration from the Harvard Business School and a bachelor’s degree in economics from Stanford University. He serves on the boards of Broadlane, Inc., the Federation of American Hospitals, the U.S. Chamber of Commerce and the Committee on Economic Development. He is a former director of the Catalina Island Conservancy, the Santa Barbara Zoological Gardens and the Neighborhood Youth Association.

The Hartford, a Fortune 100 company, is one of the nation’s largest financial services and insurance companies, with 2005 revenues of $27.1 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, Brazil and the United Kingdom. The Hartford’s Internet address is www.thehartford.com.

HIG-F

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2005 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

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